Exhibit 9

Certain telephone numbers and email addresses (marked “[*]”) have been omitted on the basis of personal privacy.

Rule 10b5-1 Sales Plan

This Rule 10b5-1 Sales Plan (the “Plan”) is adopted by Kinetik S.à.r.l. (the “Seller”) on 30 June 2022 (the “Adoption Date”), in order to establish a systematic program by which Citigroup Global Markets Inc. (“CGMI”) will use its reasonable best efforts to sell on the Seller’s behalf ordinary shares (“Stock”) of Arrival (the “Issuer”), which are listed on the NASDAQ Stock Market under the symbol “ARVL.”

A)	Sales Program

1)	The Plan relates to the number of shares of Stock owned by the Seller specified in greater detail on Schedule A attached hereto.

2)

The Seller hereby appoints CGMI as the Seller’s agent to effect sales under this Plan. CGMI will use its reasonable best efforts to effect sales of Stock on behalf of Seller in accordance with the instructions set forth on Schedule A attached hereto and the other provisions of this Plan as set forth below.

3)

The Seller agrees to pay CGMI a commission of $0.03 per share of Stock sold by it under the Plan. CGMI will deduct its commission and any applicable transaction fees from the proceeds of any sale of Stock under this Plan.

4)	The selling instructions on Schedule A shall be adjusted following such time as the Seller notifies CGMI of any stock split, stock dividend, or other like distribution affecting the Stock.

5)	(Check the applicable box or boxes)

☒	The Seller is or may be deemed an “affiliate” of the Issuer under Rule 144 (“Rule 144”) of the Securities Act of 1933, as amended (the “1933 Act”).

☐	The Seller is subject to the requirements of Section 16 (“Section 16”) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”).

☐	Neither of the above is applicable.

If the Seller is an “affiliate” of the Issuer, then all sales under this Plan will be executed by CGMI either (a) in accordance with the provisions of Rule 144 applicable to affiliates or (b) pursuant to the registration statement originally filed by the Issuer on March 31, 2021, as amended from time to time, and the prospectus that forms a part thereof, as amended and supplemented from time to time (the “Prospectus”). The Seller agrees not to take, and agrees not to cause any person or entity with whom the Seller would be required to aggregate sales of Stock under Rule 144 to take, any action that would cause any sale under this Plan (other than sales pursuant to the foregoing clause (b)) not to comply with Rule 144.

The Seller agrees to advise CGMI promptly of any sale of Stock by the Seller (or any other person or entity whose sales of Stock would be aggregated with those of the Seller for purposes of compliance with the volume limitations of Rule 144) that is not covered by this Plan, except that the Seller may sell Stock outside of this Plan only if and to the extent that no such sale affects the amount of Stock that may be sold under this Plan in compliance with the volume limitations of Rule 144. The Seller acknowledges and agrees that: (i) sales under this Plan shall not be in any way affected by any sales outside of this Plan, and (ii) for purposes of this sentence, the term “Seller” shall mean and include the Seller and any other person or entity whose sales of Stock would be aggregated with those of the Seller for purposes of compliance with the volume limitation of Rule 144.

CGMI will be responsible for filing any Form 144 required to be filed under this Plan. In connection with such filing(s), the Seller acknowledges and agrees that it will promptly provide CGMI any and all information and documentation (including a signed Form 144) required to allow CGMI to make such filing(s) on a timely basis.

The Seller acknowledges that it is solely responsible for complying with Section 16 in connection with this Plan, and that it will be solely responsible if any sales made under this Plan result in the Seller being liable for “short-swing profits” under Section 16.

6)

No later than two business days after each sale of Stock is made under the Plan, the Seller agrees to deposit (or make arrangements with the Issuer or its transfer agent to deposit) into its account at CGMI the number of shares of sold on the day in question. CGMI will not be responsible for the calculation or payment of any taxes owed by the Seller with respect to any sales of Stock under this Plan.

7)	For purposes of this Plan, a “business day” means any day on which the NASDAQ Stock Market is open for business.

8)

It is the intent of the parties that this Plan comply with the requirements of Rule 10b5-1(c) under the Exchange Act and this Plan shall be interpreted to comply with the requirements of Rule 10b5-1(c).

B)	Modification, Suspension and Termination

1)

Modification: This Plan may be modified by the Seller only if: (a) CGMI approves the modification in writing, and (b) the Seller represents in writing on the date of such modification that it is not aware of any material non-public information regarding the Issuer or any of its securities (including the Stock) and the modification is being made in good faith and not as part of a scheme to evade Rule 10b5-1.

2)

Suspension Events: The Seller acknowledges that it may not be possible to sell Stock during the term of this Plan (the “Term”) due to: (a) a legal or contractual restriction applicable to the Seller and/or to CGMI, (b) a market disruption (including without limitation a halt or suspension of trading in the Stock imposed by a court, governmental agency or self-regulatory organization), (c) rules governing order execution priority on the New York Stock Exchange, or (d) a sale effected pursuant to this Plan that fails to comply (or in the reasonable opinion of CGMI’s counsel is likely not to comply) with either Rule 144 or the registration requirements of the 1933 Act. In the event the Seller intends to suspend this Plan pursuant to clause (a), the Seller will notify CGMI in writing of its intention and the beginning date and the ending date of the suspension or temporary withdrawal period. The notice shall be provided to CGMI no less than two (2) business days prior to the intended commencement date.

3)

Termination Events: This Plan will terminate upon the occurrence of any of the following events: (a) the close of business on the date specified in Schedule A on which all sales under this Plan will cease, (b) the Seller fails to comply in any material respect with applicable law and/or its obligations under this Plan, (c) the close of business on the second business day following the date on which CGMI receives written notice from the Seller that the Seller has terminated this Plan, (d) when CGMI notifies the Seller in writing that CGMI has terminated this Plan upon a reasonable determination by CGMI that this Plan no longer complies with Rule 10b5-1, (e) the close of business on the second business day following the date on which CGMI receives notice that (i) the Seller has filed a petition for bankruptcy or the adjustment of the Seller’s debts, or (ii) a petition for bankruptcy has been filed against the Seller and has not been dismissed within thirty (30) calendar days of its filing, or (f) the total number of shares subject to this Plan are sold.

C)	Seller Representations

The Seller makes the following representations on and as of the Adoption Date:

1)	The Seller is not aware of any material nonpublic information with respect to the Issuer or any of the Issuer’s securities (including the Stock);

2)

The Seller is not subject to any legal, regulatory, or contractual restriction or undertaking (other than the requirements of the 1933 Act, including the terms of the plan of distribution contained or incorporated by reference in the Prospectus) that would prevent CGMI from conducting sales throughout the Term in accordance with Schedule A and the Seller agrees to notify CGMI if such becomes the case after the Adoption Date during the Term;

3)	The Seller is entering into this Plan in good faith and not as part of a plan or scheme to evade the prohibitions of Rule 10b5-1;

4)

The Stock subject to this Plan is not subject to any liens, security interests or other impediments to transfer (except for (a) limitations imposed by Rule 144, if the Seller is subject to this rule and (b) the requirements of the 1933 Act, including the terms of the plan of distribution contained or incorporated by reference in the Prospectus), nor is there any litigation, arbitration or other proceeding pending, or to the Seller’s knowledge threatened, that would prevent or interfere with the sale of Stock under this Plan and the Seller agrees to notify CGMI if such becomes the case after the Adoption Date during the Term;

5)

The Seller has not entered into, and will not enter into or alter during the Term, any corresponding or hedging transaction or position with respect to the Stock (it being understood that for purposes of this Plan neither the transactions contemplated by the Master Terms and Conditions for Prepaid Share Forward Transaction dated as of April 7, 2022 and the Supplemental Confirmation entered into thereunder, dated as of April 7, 2022, nor any similar transaction, shall constitute a hedging transaction or position with respect to the Stock); and

6)	The Seller shall not, after the execution of this Plan, attempt to exercise any authority, influence or control over any sales of Stock effected by CGMI pursuant to this Plan.

D)	[Reserved]

E)	Exchange Act Filings

CGMI shall provide written notice to Seller of each transaction under this Plan, in reasonable detail, on the same day on which such transaction is executed. The Seller agrees to make all filings required by the Exchange Act in connection with this Plan. CGMI will not be required to: (i) make any of these filings on the Seller’s behalf, (ii) review any Exchange Act filing made by the Seller, or (iii) determine whether any Exchange Act filing by the Seller has been made on a timely basis. CGMI will not be liable to the Seller for any misstatement, omission, or defect in any of these filings.

F)	Indemnification and Limitation of Liability; No Advice

1)

The Seller agrees to indemnify, defend and hold harmless CGMI (and its directors, officers, employees and affiliates) from and against all claims, liabilities, losses, damages and expenses (including reasonable attorneys’ fees and costs) arising out of or attributable to: (a) any material breach by the Seller of its obligation under this Plan, (b) the material incorrectness or inaccuracy of any of the Seller’s representations and warranties (including the representation required by Section (B)(1) of this Plan), and (c) any material violation by the Seller of the applicable laws or regulations relating to this Plan or the transactions contemplated by this Plan. This indemnification will survive the termination of this Plan. The Seller will have no indemnification obligation in the case of fraud, gross negligence or willful misconduct of CGMI or any other indemnified persons.

2)

Regardless of any other term or condition of this Plan, CGMI will not be liable to the Seller for: (a) special, indirect, punitive, exemplary, or consequential damages, or incidental losses or damages of any kind, including but not limited to lost profits, lost savings, loss of use of facility or equipment, regardless of whether arising from breach of contract, warranty, tort, strict liability or otherwise, and even if advised of the possibility of such losses or damages or if such losses or damages could have been reasonably foreseen, or (b) any failure to perform or for any delay in performance that results from a cause or circumstance that is beyond its reasonable control, including but not limited to failure of electronic or mechanical equipment, strikes, failure of common carrier or utility systems, severe weather, market disruptions, acts of war (whether or not declared), acts of terrorism, or other causes commonly known as “acts of God”. In addition, CGMI will not be liable to the Seller in the event sales of Stock made in accordance with the terms of this Plan violate the Issuer’s insider trading policies.

3)

The Seller acknowledges that CGMI has not provided the Seller with any tax, accounting or legal advice with respect to this Plan, including whether the Seller would be entitled to any of the affirmative defenses under Rule 10b5-1.

G)	Governing Law

This Plan will be governed by, and construed in accordance with, the laws of the State of New York, without regard to such State’s conflict of laws rules.

H)	Entire Agreement

This Plan (including Schedule A) reflects the entire agreement between the parties concerning the sale of Stock under Rule 10b5-1, and supersedes any previous or contemporaneous agreements or promises concerning these sales, whether written or oral. In the event of a conflict between the terms and conditions of this Plan and the terms and conditions of (i) any other agreement between the Seller and CGMI concerning sales of Stock under Rule 10b5-1, or (ii) any written instructions provided by the Issuer to the Seller concerning this Plan or Rule 10b5-1 plans in general, the terms and conditions of this Plan will govern.

I)	Assignment

This Plan and the rights and obligations thereunder may not be assigned by Seller without written permission of CGMI. Assignment of this Plan and the rights and obligations thereunder, may not be assigned by CGMI without the written consent of Seller, except that CGMI may assign this Plan without Seller’s permission or consent to a broker-dealer who succeeds to the business of CGMI as a result of any acquisition, merger, consolidation, joint venture or other business combination.

J)	Enforceability in the Event of Bankruptcy

The Seller and CGMI acknowledge and agree that this Plan is a “securities contract,” as such term is defined in Section 741(7) of Title 11 of the United States Code (“Bankruptcy Code”), entitled to all of the protections given such contracts under the Bankruptcy Code.

K)	Confidentiality

CGMI will maintain the confidentiality of the Plan and will not disclose the specific terms of this Plan to any person or entity, except: (i) to employees, affiliates and agents of CGMI who have a legitimate business need to know such information and who are obliged to maintain the confidentiality of this Plan (except as contemplated by the following clauses (ii) and (iii)), (ii) to any governmental agency having jurisdiction over CGMI or any self-regulatory organization of which it is a member, or (iii) to any other person or entity to the extent such disclosure is required by law or by a subpoena issued by a court of competent jurisdiction.

L)	Method of Communication

Except as otherwise specifically provided in this Plan, any communications required or permitted hereunder may be in writing or made orally, provided that any communications made orally must be confirmed in writing within one business day of such communication.

All notices to CGMI under this Plan shall be provided to:

Matthew T. Morris

[*]

[*]

All notices to Seller under this Plan shall be provided to:

Csaba Horváth

[*]

[*]

M)	Issuer Insider Trading Policy

The Seller hereby represents that (i) the Plan has been reviewed by the Issuer, and (ii) the Issuer has deemed the Plan to be in accordance with the Issuer’s insider trading policy.

N)	Counterpart Signatures

This Plan may be signed in any number of counterparts, each of which taken together will be deemed an original and part of the same Plan.

KINETIK S.À.R.L.		CITIGROUP GLOBAL MARKETS INC.

By:	/s/ Csaba Horváth	By:	/s/ Matthew T. Morris
Name:	Csaba Horváth	Name:	Matthew T. Morris
Title:	Manager	Title:	Director